EX99d-1

                                    AMENDMENT

                    ADVISERY AGREEMENT DATED 19 JANUARY 1994
                                   AS AMENDED
                     Timothy Plan and Timothy Partners, Ltd.

This Amendment, dated 27 February 2004, by and between the Timothy Plan (the "Trust"), a Delaware business trust operating as a registered investment company under the Investment Company Act of 1940, as amended, duly organized and existing under the laws of the State of Delaware and Timothy Partners, Ltd. (the "Investment Adviser") a Florida limited partnership and a member in good standing of the National Association of Securities Dealers, (collectively the "Parties").

The Trust's Board of Trustees (the "Board"), including a majority of the Trustees who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of the Trust (the "non-interested Trustees"), have by unanimous vote, elected to introduce a new Series in the Trust, which new Series will be the Patriot Fund (the "Fund"). Having considered past investment advisory success, the existing relationship between the Trust and the Investment Advisor, the fees assessed by the Investment Adviser for the services rendered, and other considerations, the Board further determined that it is prudent and in the best interests of the Trust to employ Timothy Partners, Ltd., the Adviser of the other Series offered by the Trust, as the Investment Adviser of the new Series.

Pursuant to Section 11 of the Agreement, the Agreement is hereby amended as follows, however all other terms and conditions contained therein shall remain in full force and effect:

1. The introductory paragraph of the Agreement, as amended the 1st day of October, 2000, shall be further amended and shall read in its entirety:

         AGREEMENT, made by and between The Timothy Plan, a Delaware business trust (the "Trust") on behalf of the following series of the Trust;

                  The Timothy Plan Aggressive Growth Fund
                  The Timothy Plan Large/Mid Cap Growth Fund
                  The Timothy Plan Small Cap Value Fund (formerly the Timothy Plan)
                  The Timothy Plan Large/Mid Cap Value Fund
                  The Timothy Plan Fixed Income Fund
                  The Timothy Plan Money Market Fund
                  The Timothy Plan Strategic Growth Fund
                  The Timothy Plan Conservative Growth Fund

                  The Timothy Plan Small Cap Variable
                  Series (formerly the Timothy Plan Variable Series)
                  The Timothy Plan Strategic Growth Portfolio Variable Fund
                  The Timothy Plan Conservative Growth Portfolio Variable Fund
                  The Timothy Plan Patriot Fund

         And Timothy Partners, Ltd., a Florida Limited partnership (the "Investment Adviser").

2.  Effective Date. The Effective Date of this Amendment is February 27, 2004.
--  ---------------

IN WITNESS WHEREOF, the Parties hereto have caused this amendment to be signed by their duly authorized officers on this 27th day of February, 2004 by

Timothy Plan                                             Timothy Partners, Ltd.


By: __________________________                  By: __________________________

Its: __________________________                 Its: __________________________